Exhibit 10.2

RADIAN GROUP INC.

RESTRICTIVE COVENANTS AGREEMENT

Your Information:

Name:	Richard G. Thornberry

Address:

Date:	February 8, 2017

Company:	Radian Group Inc., its affiliates, and their respective successors or assigns (collectively, the “Company”)

Address:	Radian Group Inc.
1601 Market Street
Philadelphia, PA 19103

In consideration of your employment with the Company, the compensation the Company has agreed to pay you, and your access to Confidential Information and Trade Secrets (as such term is defined below), the receipt and sufficiency of which you acknowledge, you agree to this Restrictive Covenants Agreement (this “Agreement”), as follows:

1.    Restrictive Covenants.

(a)    You acknowledge and agree that, during, and, as applicable, after your employment with the Company, you will be subject to, and will comply with, the applicable confidentiality and other terms specified in the Company’s Code of Conduct and Ethics as in effect on the date hereof and as modified thereafter after consultation with the Executive, including terms applicable to former employees. The Code of Conduct and Ethics can be accessed via this link, Code of Conduct. The Code of Conduct and Ethics, including any future revisions to the Code of Conduct and Ethics that are made during your employment after consultation with you, are incorporated into and made a part of this Agreement as if fully set forth herein.

(b)    You acknowledge that your relationship with the Company is one of confidence and trust such that you are, and may in the future be, privy to and/or you will develop Confidential Information and Trade Secrets of the Company. Subject to the provisions of subsection (k), you agree that, at all times during your employment and after your employment with the Company terminates for any reason, whether by you or by the Company, you will hold in strictest confidence and will not disclose, use, or publish any Confidential Information and Trade Secrets, except as and only to the extent such disclosure, use, or publication is required during your employment with the Company for you to fulfill your job duties and responsibilities to the Company. At all times during your employment and after your termination of employment, you agree that you shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information and Trade Secrets. You hereby assign to the Company any rights you may have or acquire in Confidential Information and Trade Secrets, whether developed by you or others, and you acknowledge and agree that all Confidential Information and Trade Secrets shall be the sole property of the Company and its assigns. For purposes of this Agreement, “Confidential Information and Trade Secrets” shall mean information that the Company owns or possesses, that the Company has developed at significant expense and effort, that the Company uses or that is potentially useful in the business of the Company, that the Company treats as proprietary, private, or confidential, except such information that (i) is generally known or becomes known to the public absent any breach of this Agreement or the Code of Conduct by you, or (ii) as otherwise permitted by this Agreement or the Code of Conduct.

(c)    You acknowledge that any and all Inventions that are conceived, created, developed, designed, or reduced to practice by you, alone or with others, during the course and/or within the scope of your employment with the Company, whether before or after the date of this Agreement, belong to the Company (“Company Invention(s)”). You hereby irrevocably assign to the Company, without further consideration, all right, title, and interest that you may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Company Invention and each such Company Invention shall be the sole property of the Company, whether or not patentable, copyrightable, or otherwise legally protectable. “Inventions” as used herein shall mean all intellectual property, ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, moral rights (including but not limited to rights to attribution or integrity), and all improvements, rights, and claims related to the foregoing. Notwithstanding the foregoing, Company Inventions shall not include Inventions that were conceived, created, developed, designed, or reduced to practice by you, alone or with others, during the course and/or within the scope of your employment with the NexSpring Entities, as defined below, before your employment with the Company.

(d)    You covenant and agree that (i) you will not bring with you, disclose or otherwise use any confidential, proprietary or trade secret information acquired from or owned by any prior employer or any other entity for which you have provided services, including the NexSpring Entities, whether that information was created by you or others, and (ii) you will not breach any restrictive covenant or agreement not to disclose or use confidential, proprietary or trade secret information with any such prior employer or other entity.

(e)    You acknowledge and agree that, during your employment with the Company, and during the 18-month period immediately following your termination of employment for any reason, and subject to subsection (m) below, you will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity that involves or is related to providing any mortgage- or real estate-related service or product that, during your employment, the Company provided or was actively engaged in developing through the use of Confidential Information and Trade Secrets, in any geographic location where the Company had an office or conducted business during your employment. You further agree that, given the nature of the business of the Company and your position with the Company, the geographic scope is appropriate and reasonable.

(f)    You acknowledge and agree that, during the term of your employment by the Company and during the 18-month period immediately following your termination of employment for any reason, and subject to subsection (m) below, you shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company, (ii) solicit or attempt to solicit any employee of the Company to become an employee, consultant, or independent contractor to, for, or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company to change or terminate his or her relationship with the Company, unless in each case more than six months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any entity that has hired or agreed to hire you, such hiring or solicitation shall be conclusively presumed to be a violation of this Agreement; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire you, or by a headhunter employed by such entity, which does not involve you, shall not be a violation of this subsection (f).

(g)    You covenant and agree that, during the term of your employment by the Company and during the 18-month period immediately following your termination of employment for any reason, and subject to subsection (m) below, you shall not, either directly or indirectly through others:

(i)    solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate, or do business with, any customer for whom the Company provided goods or services within 12 months prior to your date of termination or any actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during your employment with the Company; or

(ii)    encourage any customer for whom the Company provided goods or services within 12 months prior to your date of termination to reduce the level or amount of business such customer conducts with the Company.

(h)    You acknowledge and agree that the business of the Company is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 1 are reasonable and necessary to protect the legitimate business interests of the Company.

(i)    The parties to this Agreement acknowledge and agree that any breach by you of any of the covenants or agreements contained in this Section 1 will result in irreparable injury to the Company, for which money damages could not adequately compensate the Company. Therefore, the Company shall have the right (in addition to any other rights and remedies which it may have at law or in equity) to seek to enforce this Section 1 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in this Section 1. You agree that in any action in which the Company seeks injunction, specific performance, or other equitable relief, you will not assert or contend that any of the provisions of this Section 1 are unreasonable or otherwise unenforceable. You irrevocably and unconditionally (i) agree that any legal proceeding arising out of this Agreement may be brought only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consent to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. You also irrevocably and unconditionally consent to the service of any process, pleadings, notices, or other papers.

(j)    If any portion of the covenants or agreements contained in this Section 1, or the application thereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 1 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 1 shall survive the termination of your employment with the Company.

(k)    Nothing in this Agreement, including any restrictions on the use of Confidential Information and Trade Secrets, shall prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state, or local regulatory authority.    To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of Confidential Information and Trade Secrets, you agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(l)    Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to you in respect of any Confidential Information and Trade Secrets or other data, tangible property, or intellectual property of the Company.

(m)    Should you violate any of the restrictive covenants of this Agreement, then the period of your breach of such covenant (“Violation Period”) shall stop the running of the corresponding Restricted Period. Once you resume compliance with the restrictive covenant, the Restricted Period applicable to such covenant shall be extended for a period equal to the Violation Period so that the Company enjoys the full benefit of your compliance with the restrictive covenant for the duration of the corresponding Restricted Period.

2.    Notification. You shall notify, and the Company has the right to notify, any person employing you as to the existence and provisions of this Agreement.

3.    Duration; Nature. This Agreement is binding during your employment and shall survive any termination of your employment. This Agreement does not bind the Company or you to employment for any specific period of time. Nothing in this Agreement shall be construed in any way to terminate, supersede, undermine, or otherwise modify your employment status as set forth in your Employment Agreement and your and Company’s respective right to terminate your employment in accordance with such agreement.

4.    No Conflicts. You are not a party to any existing agreement or employment with an entity that would prevent you from entering into and performing this Agreement in accordance with its terms, including, without limitation, any agreement subjecting you to a non-competition, non-solicitation, or confidentiality covenant; and you will not enter into any other agreement that is in conflict with your obligations under this Agreement.

5.    Compliance with Law. You acknowledge that the activities of the Company are subject to compliance with applicable laws and regulations. You agree to comply with all applicable laws.

6.    Amendment. No modification to any provision of this Agreement will be binding unless it is in writing and signed by both you and an authorized representative of the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the Company.

7.    Assignment. You recognize and agree that your obligations under this Agreement are of a personal nature and are not assignable or delegable in whole or in part by you. The Company may assign this Agreement to any affiliate or to any successor-in-interest (whether by sale of assets, sale of stock, merger, or other business combination). All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and permitted assigns of you and the Company.

8.    Governing Law. The validity, construction, interpretation, and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY AND INTENDING TO BE LEGALLY BOUND.

Dated:	2/8/17	/s/ Richard G. Thornberry
		Name:	Richard G. Thornberry

Agreed and Acknowledged

RADIAN GROUP INC.

By:	/s/ Anita Scott
Name:	Anita Scott

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